UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 18, 2006

Date of Report (date of earliest event reported)

SALESFORCE.COM, INC.

(Exact name of Registrant as specified in charter)

Delaware	001-32224	94-3320693
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

The Landmark @ One Market, Suite 300

San Francisco CA 94105

(Address of principal executive offices)

Registrant’s telephone number, including area code: (415) 901-7000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 – Regulation FD Disclosure.

Marc Benioff, Chairman of the Board and Chief Executive Officer of salesforce.com, inc. (the “Registrant”), adopted a third Rule 10b5-1 sales plan (the “Third Plan”) on June 23, 2006 to continue the orderly open market selling of a portion of his shares of Registrant’s common stock (the “Shares”) in a manner that satisfies the provisions of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended.

Under the Third Plan, up to 5,000,000 Shares may be sold in open market transactions at current market prices on Mr. Benioff’s behalf at a rate of 20,000 Shares per trading day. Sales pursuant to the Third Plan are expected to commence on August 22, 2006 and continue for approximately one year. The selling of Shares under the Third Plan does not commence until after the completion of selling under Mr. Benioff’s previously adopted trading plans. Sales under the Third Plan are subject to certain restrictions, and may be terminated at any time. As of August 17, 2006, Mr. Benioff had beneficial ownership of 21,011,006 Shares. Actual sales transactions will be disclosed publicly through filings with the Securities and Exchange Commission as required.

The Registrant has previously disclosed that Mr. Benioff and other of its officers and directors have implemented Rule 10b5-1 trading plans. Except as may be required by law, the Registrant does not undertake to report on trading plans of its officers and directors, nor to report modifications, terminations, transactions or other activities under Mr. Benioff’s Plans or the trading plan of any other officer or director.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 18, 2006	salesforce.com, inc.

/s/ David Schellhase
David Schellhase, Senior Vice President and General Counsel